Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”, No. 333-122278) of Capitol Bancorp Limited (the “Company”), related to the Company’s Direct Purchase and Dividend Reinvestment Plan, of our reports dated March 10, 2008, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting appearing on page F-32 in the 2007 Annual Report to shareholders (Financial Information Section), which is incorporated in the Company’s December 31, 2007 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” included in the Prospectus.

BDO SEIDMAN, LLP

/s/ BDO Seidman, LLP

January 21, 2009
Grand Rapids, Michigan